Chemin des Aulx, 12

1228 Plan-les-Ouates

Geneva, Switzerland

November 19, 2021

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Attention: Joe McCann

Re:	ObsEva SA

Registration Statement on Form F-3

Filed November 10, 2021

File No. 333-260974

Acceleration Request

Requested	Date: November 22, 2021
Requested	Time: 4:00 p.m. Eastern Time

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the undersigned registrant hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form F-3 (File No. 333-260974) (the “Registration Statement”) to become effective at 4:00 p.m. Eastern Time on November 22, 2021, or as soon thereafter as is practicable.

Once the Registration Statement has been declared effective, please orally confirm that event with Jonathan Robertson of Cooley LLP, counsel to the Registrant, at (617) 937-2482.

[Signature page follows]

Very truly yours,

OBSEVA SA

By:	/s/ David Renas
David Renas
Chief Financial Officer

cc:	Brian O’Callaghan, ObsEva SA

Divakar Gupta, Cooley LLP

Ryan Sansom, Cooley LLP

Rupa Briggs, Cooley LLP